Exhibit 12.1
                                                                        8/13/99


                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1998
                    and the twelve months ended June, 30 1999



                                                                                                                        Twelve
                                                                                                                        Months
                                                                                                                         Ended
                                                                            Year ended December 31,                    June, 30
                                                       ------------------------------------------------------------
                                                         1994         1995         1996         1997         1998         1999
                                                       ---------------------------Thousands of Dollars--------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                   $594,669     $628,304     $627,627     $645,449     $702,409     $664,224
      Federal and state income taxes                    242,569      186,856      191,167      222,956      141,332      112,208
      Deferred  income taxes, net                       (32,536)      32,047       16,715      (12,879)      79,323      100,629
      Deferred  investment  tax credits                      (4)         (75)           0            0            0            0
      AFUDC - Debt funds                                  3,590        7,109        6,517        4,855        4,664        8,445
                                                       ---------    ---------    ---------    ---------    ---------    ---------
         Earnings as defined                           $808,288     $854,241     $842,026     $860,381     $927,728     $885,506
                                                       =========    =========    =========    =========    =========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $180,182     $183,199     $171,689     $169,536     $194,559     $193,076
   Interest on interim  obligations                       5,939       16,917       20,617       22,787       11,012        9,225
   Amort of debt disc, premium  and expense, net          9,655       20,270        9,520        9,657       42,506       18,115
   Other interest  charges                               19,909       27,064       34,227       57,799       67,129       63,962
                                                       ---------    ---------    ---------    ---------    ---------    ---------
         Fixed charges as defined                      $215,685     $247,450     $236,053     $259,779     $315,206     $284,378
                                                       =========    =========    =========    =========    =========    =========



RATIO OF EARNINGS TO FIXED CHARGES                         3.75         3.45         3.57         3.31         2.94         3.11

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Note:    The above figures have been adjusted to give effect to Alabama Power
         Company's 50% ownership of Southern Electric Generating Company.